Goosehead Insurance, Inc. Announces Appointment of Martin Thornthwaite as General Counsel and Corporate Secretary

WESTLAKE, Texas — March 30, 2026 (GLOBE NEWSWIRE) — Goosehead Insurance, Inc. (“Goosehead” or the “Company”) (NASDAQ: GSHD), a rapidly growing independent personal lines insurance agency, today announced the appointment of Martin Thornthwaite as General Counsel and Corporate Secretary, effective March 30, 2026.

Mr. Thornthwaite most recently served as Senior Vice President and Associate General Counsel at RealPage, Inc., where he was responsible for overseeing complex commercial and consumer litigation, regulatory and governmental investigations, and employment-related legal matters and supported corporate governance and financial reporting processes. Prior to joining RealPage, Mr. Thornthwaite was a member at Clark Hill PLC and a partner at Strasburger & Price LLP. Mr. Thornthwaite holds a Juris Doctor from the SMU Dedman School of Law and a BBA in Finance and Business Honors from The University of Texas at Austin’s McCombs School of Business.

“Martin brings deep legal expertise and significant experience managing complex litigation and regulatory matters. We look forward to his leadership as we continue to grow the business.” said Mark Miller, President and Chief Executive Officer of Goosehead. “I could not be happier to work with Goosehead and look forward to playing a meaningful role in supporting the company's mission and continued success.” said Mr. Thornthwaite.

The Company also announced that John O’Connor will be departing Goosehead and pursuing other opportunities. We wish him the best and thank him for his service.

About Goosehead
Goosehead (NASDAQ: GSHD) is a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services through corporate and franchise locations throughout the United States. Goosehead was founded on the premise that the consumer should be at the center of our universe and that everything we do should be directed at providing extraordinary value by offering broad product choice and a world-class service experience. Goosehead represents over 200 insurance companies that underwrite personal and commercial lines. For more information, please visit goosehead.com or goosehead.com/become-a-franchisee.

Contacts

Investor Contacts:

Maddie Middleton
Goosehead Insurance - Senior Director of Investor Relations
Phone: (972) 800-1993
Email: madeline.middleton@goosehead.com; IR@goosehead.com